UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2009

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Sun American Bancorp

(Exact name of registrant as specified in its charter)

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Delaware	0-22911	65-032364
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

9293 Glades Road

Boca Raton, Florida  33434

(Address of Principal Executive Office) (Zip Code)

(561) 544-1908

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)::

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated, in this Current Report on Form 8-K (“Form 8-K”) we refer to Sun American Bancorp, as we, us, our, and the Company, and we refer to the Company’s subsidiary, Sun American Bank, as the Bank.

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)

On June 25, 2009, the Company received notice (the “Notice”) from the staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company had failed to comply with the shareholder approval requirement under the Nasdaq Listing Rule 5635(c) in connection with the Company's conversion of 50,000 shares of its Series A non-cumulative perpetual preferred stock (the “Series A Preferred Stock”), at a conversion price of $0.26 based upon the ten-day average closing price of the Company’s common stock, par value $.025 per share (the “Common Stock”) ending March 18, 2009.  The closing bid price was $0.49 on April 7, 2009, the date that the Company filed its Amended and Restated Certificate of Designations with the State of Delaware providing for the Series A Preferred Stock conversion feature (the “Charter Amendment”). The Staff provided in the Notice that because the $0.26 conversion price was at a discount to the market price of the Common Stock on the date of the Charter Amendment, directors participated in the transaction, and the Company did not receive shareholder approval for the conversion, the transaction did not comply with the shareholder approval requirement under Nasdaq Listing Rule 5635(c).

The Company has subsequently amended the conversion terms relating to 50,000 shares of its Series A Preferred Stock to reflect the market price of the Common Stock on April 7, 2009, so that shareholder approval is not required under Listing Rule 5635(c).  As a result, the Staff stated in the Notice that it has determined that the Company has regained compliance with the listing rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN AMERICAN BANCORP

By:	/s/ MICHAEL E. GOLDEN
Michael E. Golden President and Chief Executive Officer

Date:  June 30, 2009